JOINT EXPLORATION AGREEMENT

October 1, 2005

        This Joint Exploration Agreement (this “Agreement”) is entered into as of the 1st day of October, 2005, by and among Harding Company, a Texas corporation (“Harding”), and Providence Resources, LLC, a Texas limited liability company (“Providence”). Harding and Providence are sometimes hereinafter collectively referred to as the “Parties” or in the singular as a “Party”. This Agreement sets forth the terms and conditions under which the Parties will jointly acquire, explore, develop, and operate certain oil and gas and related mineral interests and properties from time to time in Comanche and Hamilton Counties, Texas.

        In consideration of the mutual covenants herein contained, the Parties hereby agree as follows:

1.     PURPOSE AND TERM

1.1 Purpose. The purpose of this Agreement is to set forth the understanding of the Parties and to establish the relationship pursuant to which they will jointly acquire, explore, develop and produce (and/or plug if necessary) certain oil and gas leases, fee interests and other oil and gas and related mineral interests and properties (“Mineral Interests”) within the Area of Mutual Interest (“AMI”), further defined in Article 9 below, and depicted on Exhibit “A” attached hereto and made a part hereof for all purposes. Any Mineral Interest acquired, explored, developed and produced (or plugged if necessary) by any Party to this Agreement in the AMI during the term of this Agreement shall be governed by the provisions of this Agreement.

1.2 Term. The term of this Agreement shall be divided into two (2) phases:

    (a)        The first phase (“Phase I”) shall commence on the date hereof and terminate on August 1, 2006, unless extended in accordance with the terms hereof. The transactions, obligations and commitments of the Parties discussed in Articles 2 and 3 below constitute all the transactions, obligations and commitments to be undertaken during Phase I.

    (b)        The second phase (“Phase II”), if initiated by the Parties in the manner discussed in Section 5.1 below, shall commence on the termination date of Phase I and shall continue until the last day of the twelfth month thereafter.

1.3 Phase I and/or Phase II may be extended for six-month periods thereafter or as otherwise mutually agreed to by the Parties hereto.

1.4 Notwithstanding the foregoing, if Providence should fail to meet its funding obligation in Section 3.1(b) of this Agreement by the date specified in said Section 3.1(b) (or such other date as the Parties shall mutually agree), this Agreement shall be immediately terminated. In that event, any payments made by Providence to Harding pursuant to Section 3.1(a) below shall be retained by Harding and be applied to the purchase of 500 acres of Mineral Interests within the AMI, with the specific acreage to be as mutually agreed by the Parties or, if the Parties cannot so agree, by a neutral third party mutually selected by Harding and acceptable to Providence. It is agreed, however, that notwithstanding a termination under this Section 1.2, the provisions of this Agreement shall continue in full force as to any Drilling Unit (as hereinafter defined) created pursuant to Section 5.3 hereof, and as to the terms of the AMI in Article 9 hereof.

2.     PHASE I: PURCHASE AND SALE

2.1 Purchase and Sale. Harding agrees to sell and assign the “Acquired Interests” to Providence and Providence agrees to purchase and pay Harding for the Acquired Interests in the manner described in Article 3 below. As used in this Agreement, the term “Acquired Interests” means:

(a) The leasehold estates or working interests created by the oil and gas leases described in Exhibit “B” attached hereto (the “Leases”), and the lands covered by the Leases (the “Lands”), and

(b) Any Mineral Interests within the AMI that are acquired by Harding on or before November 29, 2005,

up to an aggregate of 5,000 net mineral acres; provided, however, that as soon as is reasonably practicable after execution of this Agreement (in the case of Mineral Interests described in Clause (a) above) or after acquisition of Mineral Interests of the type described in Clause (b) above, Harding shall provide or make available to Providence, for each parcel proposed to be included in the Acquired Interests, all title opinions and other title-related materials and information, all surveys, plat maps, geophysical or geological data, and all other data or information in Harding’s possession relating to such parcel (collectively, “Parcel information”), and Providence shall be afforded a reasonable opportunity after review of such Parcel Information to accept or reject each such parcel; provided further that if Providence consummates the purchase of the Acquired Interests without objecting to the inclusion of a given parcel as to which it was provided all Parcel information at least 30 days prior to such consummation, it shall be deemed to have accepted that parcel.

        Any sale of Mineral Interests pursuant to this Section 2.1 shall be subject to the royalties and overriding royalties affecting such Mineral Interests as of the date of execution of this Agreement (in the case of Mineral Interests discussed under Clause (a) above) or as of the date of execution of the underlying lease or other conveyance document pursuant to which the Mineral Interest is acquired (in the case of Mineral Interests discussed under Clause (b) above), in each such case aggregating not more than 24% of 8/8ths, and further subject to the terms and conditions set forth in this Agreement.

2.2 Interests Reserved.

    (a)        Overriding Royalty Interest. In any assignment of Acquired Interests or of any other Mineral Interests conveyed by Harding to Providence pursuant to this Agreement, Harding shall reserve an overriding royalty interest equal to the positive arithmetical difference, if any, between 24% of 8/8ths and all royalties, overriding royalties and other lease burdens affecting said Leases as of the date of execution of this Agreement (in the case of Mineral Interests discussed under Clause 2.1(a) above) or as of the date of execution of the underlying lease or other conveyance document pursuant to which the Mineral Interest is acquired (in the case of any other Mineral Interests), as to all oil, gas, casinghead gas and other liquid and gaseous hydrocarbons produced and saved from or attributable to the Leases, proportionately reduced to the leasehold interest on such Lease assigned to Providence hereunder.

(b)

Carried Working Interest. In addition to the overriding royalty interest, Harding reserves unto itself, its successors and assigns, a carried working interest equal to ten percent (10%) with respect to all wells drilled and completed in the AMI. The carried working interest reserved by Harding will be carried free and clear of all drilling and completion costs and free and clear of expenses into the tanks, pipeline or marketing point to which the well or wells may be connected. Such interest shall pay its proportionate share of gross production taxes and all other taxes assessed against said interest; and shall be subject to the Operating Agreement in the form attached hereto as Exhibit “C” (the “Operating Agreement”).

2.3 Purchase Price. The purchase price for Harding’s Interest in the Acquired Interests (the “Purchase Price”) shall be calculated by multiplying $500 times the total net mineral acres contained in the Acquired Interests as of November 29, 2005, which shall be paid by Providence to Harding as follows:

    (a)        On the date of execution of this Agreement (the “Closing Date”): $250,000; and

    (b)        On or before November 29, 2005: The balance of the Purchase Price.

2.4 Assignment of Acquired Interests. Simultaneously with the payment specified in Section 2.3(b), Harding shall execute and deliver to Providence a recordable assignment document in form and substance reasonably acceptable to Providence, covering Providence’s ownership interest in the Acquired Interests, subject to any required consent to such assignment that may be contained in the applicable leases. Such assignment shall be made without warranty of title, except as to those claiming by, through, or under Harding, but not otherwise, and shall be free and clear of all liens, claims or encumbrances except for (i) Providence’s proportionate part of valid and existing royalties and the overriding royalty interests and carried working interest described in Section 2.2 of this Agreement and (ii) any required consents of lessors, which consents Providence shall work diligently to obtain as promptly as possible after the Closing Date. If Harding is unable to obtain any such consent to the assignment to Providence by the 30th day following the Closing Date, Providence shall have the right, but not the obligation, to assign the applicable Mineral Interest back to Harding, in which event Harding shall promptly refund to Providence the portion of the Purchase Price attributable to the re-conveyed Mineral Interest.

3.     OTHER PHASE I OBLIGATIONS

3.1 Acreage Acquisition Program. During Phase I (but after November 29, 2005), Harding shall work to acquire additional Mineral Interests within the AMI. Providence shall have the right and option to purchase any such additional Mineral Interests for a purchase price equal to 100% of the lease acquisition and bonus costs plus an additional $150 per net mineral acre. Harding shall notify Providence of the acquisition of any parcel of Mineral Interests within the AMI promptly following such acquisition, including with such notice all Parcel Information.

        Providence shall have a period of 30 days after receipt of such notice and Parcel Information to furnish Harding written notice of its election whether or not to acquire the parcel; provided, however, if a well in search of oil or gas is being drilled within one mile of such parcel at the time the notice is given, Providence shall have a period of 48 hours after receipt of the notice (exclusive of Saturdays, Sundays and legal holidays) within which to elect to acquire the parcel, provided further, however, that the 48-hour election period shall not apply unless Harding shall (i) give the notice to Providence within two days after the date on which Harding acquired the parcel, exclusive of Saturdays, Sundays or legal holidays, (ii) furnish Providence with the approximate location of the well then being drilled and the name of the operator or drilling contractor drilling the well, and (iii) specifically advise Providence that it shall have a period of 48 hours (exclusive of Saturdays, Sundays and legal holidays) within which to elect to acquire the parcel.

        Closing of the purchase and sale of any parcel accepted by Providence pursuant to this Section 3.1 shall occur at the offices of Harding within ten days of the date Providence notifies Harding it accepts the parcel, or at such other place or time as the parties shall agree. At the closing Providence shall pay for the parcel in cash or other immediately available funds and Harding shall transfer the parcel to Providence using a recordable assignment document consistent with that contemplated in Section 2.4 above.

        Any parcel purchased by Providence pursuant to this Section 3.1 shall be conveyed subject to the same overriding royalty interest and carried working interest applicable to Acquired Interests, as discussed in Section 2.2 above. It is the objective of the Parties to add 10,000 net mineral acres pursuant to this Section 3.1.

3.2 Seismic Obligation. Harding shall engage a mutually acceptable seismic data contractor, to acquire, process and interpret approximately 8 square miles of 3-D seismic over and across the Acquired Interests. Providence shall fund 100% of Harding’s cost of acquiring, processing and interpreting such seismic data, up to $350,000 (or such greater amount as Providence shall approve in writing in advance). Payment shall be made to Harding within 15 days of receipt of Harding’s Authority for Expenditure (“AFE”) for the seismic program, provided such AFE is submitted to Providence no more than 30 days prior to scheduled commencement of work and is accompanied by a schedule of work provided or approved by the seismic contractor.

3.3 Drilling Obligation. Providence shall fund 100% of the costs of drilling four wells (“Obligatory Wells”) in the AMI in accordance with the provisions of Article 4 below. Three of the Obligatory Wells shall be vertical wells drilled to test the Marble Falls Formation and the fourth Obligatory Well shall be a horizontal well to test the Barnett Shale Formation. The first Obligatory Well shall be commenced on or before January 31, 2006 and drilled in accordance with Section 7.1. The Obligatory Wells shall be drilled “back-to-back” by Harding with locations, depths, and other parameters agreed to by the Parties at the first Technical Meeting contemplated in Article 6 below. Notwithstanding the obligatory nature of the Obligatory Wells, Providence shall not be obligated to fund the cost of any Obligatory Well unless and until it has been presented with and has approved a reasonably detailed budget for the well.

4.     CONTRIBUTIONS AND COST SHARING

4.1 Administrative Costs/Professional Fees. Except as specified in Section 4.2 below, during the term of this Agreement Providence shall be responsible for and shall pay all administrative costs and professional fees associated with activities conducted pursuant to the terms of this Agreement by Harding’s office staff and professional consultants. Harding shall provide Providence a detailed accounting of all such costs, with appropriate back-up documentation as reasonably requested by Providence, prior to any request for payment or reimbursement pursuant to this Section 4.1.

4.2 Costs and Expenses. Except for those costs Harding shall be entitled to as operator fees pursuant to the terms of the Operating Agreement for all wells drilled pursuant to the terms of this Agreement, all well-related costs, expenses and income shall be borne, paid and received in the following proportions on a well-by-well basis until each well is completed through the pipeline connection as below provided:

Before Pipeline Connection After Pipeline Connection Cost/Expense Income Cost/Expense Income Harding 0% 0% 10% 10% Providence 100% 0% 90% 90%

Such costs shall include, but shall not be limited to, the acquisition of 3-D seismic and/or other geophysical and/or geological surveys (beyond that contemplated in Section 3.3 above), brokerage fees and costs, title opinion and other legal costs, and all drilling, testing, completing, transportation, marketing and operating costs that are not otherwise covered by the Operating Agreement.

4.3 Payment of Costs. All costs and expenses shall be charged and paid on an “actual invoice of costs incurred” basis, without mark-up, and shall be paid by Providence within 30 days of receipt of Harding’s invoice with all back-up documentation.

4.4 Ownership of Mineral Interests. Providence shall hold title to all Mineral Interests on which operations are conducted pursuant to this Agreement, except for (a) Mineral Interests acquired by Harding and offered to Providence pursuant to Section 3.1 above, and ultimately declined by Providence, and (b) Mineral Interests of third parties, e.g., pooled interests.

5.     PHASE II

5.1 Option to Enter Phase II. Upon completion of Phase I, Providence shall advise Harding in writing whether it elects to enter Phase II of this Agreement. If Providence elects not to enter Phase II, this Agreement shall terminate; provided, however, the provisions of this Agreement shall continue in full force as to any Drilling Unit created pursuant to Section 6.3 hereof, and as to the terms of the AMI in Article 9 hereof.

5.2 Phase II Expectations. If Providence elects to enter into Phase II, its rights and responsibilities shall be as agreed between the Parties. It is expected that Phase II shall include:

    (a)        Construction of an 8-inch gas pipeline to transport gas produced by Harding wells within the AMI to market through a third party contractor. If a third party cannot be identified, then the Parties will mutually agree to build said pipeline.

(b) Drilling and completing six wells to test the Marble Falls Formation and 10 wells to test the Barnett Shale Formation. The wells shall be drilled in accordance with Article 7, below.

6.     EXPLORATION PROCEDURE

6.1 Technical Meetings. As soon as practical after the execution of this Agreement, the Parties shall meet at Harding’s offices to discuss exploration plans and budgets for the remainder of Phase I. Thereafter, at periodic intervals, as required, but no less frequently than every 30 days, Harding shall schedule and hold periodic technical meetings (the “Periodic Meetings”) at which meetings Harding shall inform Providence of the exploration activities it proposes to conduct as Operator under the provisions of this Agreement during Phase I. At such Periodic Meetings, there shall be a presentation of geological, geophysical, engineering, budget, accounting and land data in sufficient detail to apprise Providence of the opportunities and costs it can expect to incur under this Agreement. At subsequent Periodic Meetings, Harding will provide an update of the information presented at previous Periodic Meetings and will provide new information developed and acquired since the prior meeting.

6.2 Budgets for Future Years. To the extent possible, Periodic Meetings will be used by the Parties to discuss geological and geophysical leads, define Drilling Units, and outline buying areas. Harding shall estimate the maximum bonus, delay rental, and minimum primary term pursuant to which leasehold and other Mineral Interests can be acquired and shall present a budget at each Periodic Meeting specifying, to the extent possible, the projected costs for the acquisition of seismic, geological and land data, and information. The Parties shall, to the extent possible, reach an agreement as to the acquisition, exploration, development and operation of Mineral Interests for Phase I.

6.3 Designation of Drilling Units. The Parties shall, at the Periodic Meetings or at such other times as are appropriate and practicable, designate “drilling units”. Subject to any provisions in the particular Leases to be included in a drilling unit, a “Drilling Unit” shall mean an area not to exceed the maximum size of a proration unit prescribed by the Railroad Commission of Texas to permit a full production allowable for the field in which the well is located. The Parties shall mutually agree upon and designate on a map, based upon geophysics, geology and other relevant facts and information, the area deemed to comprise each said Drilling Unit with sufficient leeway in such designation to allow for the accuracy of the geophysical, gravity and geological data upon which the designation is predicated.

6.4 Drilling Unit Cost Estimates. Upon the designation of a Drilling Unit, Harding shall prepare and deliver to the Parties a written estimate of the cost of acquiring such additional gravity, geophysical and geological data and information (collectively, the “Data”) as Harding reasonably deems to be necessary, and an estimate of the cost of acquiring Mineral Interests in the Drilling Unit. The Parties shall mutually agree on the acquisition of the Mineral Interests comprising said Drilling Unit and the Data further delineating said Drilling Unit.

6.5 Operating Agreement. Concurrent with the execution of this Agreement the Parties shall enter into an Operating Agreement, which in addition to its other provisions shall designate Harding as operator. In the event of any conflict, the provisions of this Agreement shall prevail over any contrary provision in the Operating Agreement.

6.6 Assignments. When a Drilling Unit has been designated and a lease acquisition program agreed upon by the Parties, Harding, acting as Providence’s agent, shall acquire any additional Mineral Interests necessary to complete the Drilling Unit. Providence shall promptly reimburse Harding for its costs associated with such lease acquisition program or, upon request by Harding, shall advance all reasonably anticipated acquisition costs associated with a lease up to five days prior to the date Harding believes in good faith it will consummate acquisition of such lease. Harding shall cause the actual leases to be issued in the name of Providence. Such leases shall be free and clear of all encumbrances except for customary lessor royalties and the overriding royalty interests and carried working interest described in Section 2.2 of this Agreement.

7.     DRILLING OF WELLS

7.1 Test Wells. The first Obligatory Well drilled on a Drilling Unit shall be drilled at a mutually agreeable location and to a depth (“Contract Depth”) mutually agreed to by the Parties in a bona fide attempt to establish production of oil or gas in paying quantities or if said Obligatory Well is a dry hole, to plug and abandon it in accordance with applicable governmental rules and regulations and restore the surface location. If Harding is required to determine whether or not the Contract Depth has been sufficiently tested, Harding shall consider all comments and information timely provided by Providence and any decision shall be made jointly by Harding and Providence based on industry practices as utilized by a reasonably prudent operator and the applicable provisions in the Operating Agreement.

7.2 Subsequent Well(s) and Operations on a Drilling Unit. Any operation conducted or any proposal to drill a well on the Mineral Interests within a Drilling Unit or on lands pooled therewith, other than one of the Obligatory Wells described above, shall be conducted in accordance with this Agreement and the Operating Agreement, such that all costs and expenses shall be borne by the Parties and owned according to its (Before Pipeline Connection) Ownership Interest. Each Party’s interest shall be subject to any applicable non-consent provisions and default provisions of the Operating Agreement and the other provisions of this Agreement.

8.     TRANSFER OF INTERESTS AND RELATIONSHIP OF THE PARTIES

8.1 Assignability. Neither Party may assign all or a portion of its interest hereunder to a third party without the written consent of the other Party, which consent shall not be unreasonably withheld. All duties, rights, responsibilities and obligations of an assignor shall be binding upon the assignee who shall take such assignment subject to the provisions of this Agreement; provided however, that the assignor shall remain liable for the performance of all such duties, responsibilities and obligations notwithstanding any such assignment.

8.2 Relationship. It is understood that as soon as Mineral Interests are acquired, the relationship of the Parties shall be that of contracting parties and that nothing herein shall be construed as creating a partnership, joint venture or any other relationship by which either Party hereto is liable for the obligations or acts, either of omission or commission, of the other Party hereto.

9.     AREA OF MUTUAL INTEREST

9.1 The Parties hereby create an Area of Mutual Interest (“AMI”) covering the lands within the outline as shown on the plat attached hereto as Exhibit “A”. If a 3-D seismic program is conducted and/or additional Mineral Interests are acquired by the Parties pursuant to the terms of Article 3 of this Agreement, then, if necessary, the AMI shall be expanded by the Parties to include the entire area encompassed by the 3-D shoot and/or such additional Mineral Interests.

9.2 Harding shall manage and acquire (in the name of Providence when required pursuant to this Agreement) all “Oil and Gas Properties”, as defined below, in the AMI. Neither Party shall actively compete with the other in the AMI, but instead, Providence shall refer all potential acquisitions it may discover in the AMI to Harding for acquisition. As used herein the term “Oil and Gas Property” means any right, title and interest, in and to or any option to acquire any (i) oil or gas lease, and/or top lease (ii) royalty, overriding royalty, production payment, net profits interest or other cost free, non-working interest in oil or gas production, (iii) farmin agreements and all other contractual rights, options, permits, licenses or concessions relating to the acquisition, development, exploration or production of oil or gas.

9.3 If Harding acquires an Oil and Gas Property within the AMI (a “Phase II Acquired Interest”) during Phase II, it shall promptly give Providence written notice of such acquisition. The notice shall include a copy of all instruments of acquisition including, without limitation, copies of the leases, assignments, subleases, farmins or other contracts evidencing and/or affecting the Phase II Acquired Interest. Harding shall also enclose an itemized statement of the actual costs and expenses incurred by Harding in acquiring the Phase II Acquired Interest. In the case of a farmin, the itemized statement shall describe, in addition to other information required herein, (i) the location of the proposed earning well, (ii) the projected depth and the hydrocarbon bearing formation anticipated to be tested by such well, and (iii) the estimated costs of the well.

9.4 Providence shall have a period of thirty (30) days after receipt of such notice to furnish Harding written notice of its election whether or not to participate for its proportionate Interest, as set out below, in the Phase II Acquired Interest; provided, however, if a well in search of oil or gas is being drilled within one (1) mile of such Phase II Acquired Interest at the time the notice is given, Providence shall have a period of forty-eight (48) hours after receipt of the notice (exclusive of Saturdays, Sundays and legal holidays) within which to elect to acquire its proportionate interest in the Phase II Acquired Interest, provided further, however, that the forty-eight (48) hour election period shall not apply unless Harding shall (i) give the notice to Providence within two (2) days after the date on which Harding acquired the Phase II Acquired Interest, exclusive of Saturdays, Sundays or legal holidays, (ii) furnish Providence with the approximate location of the well then being drilled and the name of the operator or drilling contractor drilling the well, and (iii) specifically advise Providence that it shall have a period of forty-eight (48) hours (exclusive of Saturdays, Sundays and legal holidays) within which to elect to acquire their proportionate interest in the Phase II Acquired Interest. Providence shall be entitled to participate in the Phase II Acquired Interest, and all costs and expenses incurred in connection therewith shall be borne and paid by Providence as follows:

    (a)        If the Phase II Acquired Interest is an oil and gas lease or top lease, Providence shall pay Harding the actual bonus and acquisition costs for such lease plus a lease acquisition fee of $150 per net mineral acre.

(b) If the Phase II Acquired Interest is an interest other than an oil and gas lease or top lease, Providence shall pay Harding the actual acquisition costs for such Phase II Acquired Interest.

If Harding has not received actual written notice of the election by Providence to acquire its proportionate interest within the thirty (30) day or forty-eight (48) hour period, as the case may be, it shall be conclusively deemed that Providence has elected not to acquire its proportionate interest in the Phase II Acquired Interest

9.5 If Providence elects to acquire its proportionate interest in the Phase II Acquired Interest, Providence shall submit payment in full for the Phase II Acquired Interest to Harding with its written election to participate. Simultaneously with such payment, Harding shall execute and deliver an appropriate assignment to Providence. Any assignment made by Harding to Providence shall be made in accordance with the provisions of Section 2.4 of this Agreement. The assignment shall be made and accepted subject to, and Providence shall expressly assume its portion of all of the obligations of Harding with respect to the Phase II Acquired Interest. If two or more Phase II Acquired Interests are included in the same notice, Providence shall have the separate right of election as to each Phase II Acquired Interest; provided, however, that Phase II Acquired Interests acquired by Harding as part of a single transaction shall be considered a single Phase II Acquired Interest. Any Phase II Acquired Interest shall be considered for all purposes as part of this Agreement and the Operating Agreement by amending the Operating Agreement to include the Phase II Acquired Interest.

9.6 If any Phase II Acquired Interest or other Oil and Gas Property acquired by Harding is included within the AMI, but includes contiguous lands situated outside the AMI, then all such contiguous lands included in the Phase II Acquired Interest acquired shall be deemed to be included as being subject to the AMI provisions contained herein.

9.7 On all leases or other Mineral Interests acquired by Harding within the AMI, whether by purchase, option, farm-in, pooling, renewal, extension or otherwise, Harding and its successors and assigns shall be entitled to an overriding royalty equal to the positive difference, if any, between all burdens and twenty-four percent (24%) of 8/8ths, and shall be entitled to a ten percent (10%) carried working interest through the pipeline connection, all as contemplated under Section 2.2 above.

9.8 The AMI provisions contained in this Article shall remain in effect for a term of five (5) years from the date of this Agreement (whether or not this Agreement is terminated or otherwise ceases to be in force prior to that time), at which time the AMI shall reduce to cover and be applicable to only the lands covered by the jointly owned Mineral Interests and the jointly owned newly acquired leases still in effect as of such date. The AMI shall then terminate as to the lands covered by each such Lease or lease that may terminate or be released by the Parties, from time to time.

10.     REPRESENTATIONS

10.1 Corporate Existence. Each Party represents that if it is a corporation, partnership, limited liability corporation, limited liability partnership, or other entity, it is duly organized and in good standing under the laws of the state in which it was formed, and is duly qualified to do business in each jurisdiction in which the character and location of the properties owned by it or the nature of the business transacted by it makes such qualification necessary.

10.2 Corporate Power. Each Party represents that it has full power, in accordance with its Certificate of Incorporation and Bylaws or such other legally required documentation for its formation and governing documents to entitle it to carry on its business in the manner it is presently being conducted, to enter into and perform its obligations under the terms of this Agreement and to carryout the transactions contemplated thereby.

10.3 Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate, and in the case of other forms of entities, the legally appropriate entity action necessary to have the party executing this Agreement on behalf of the entity to bind the entity to entering into this Agreement and the performance of the obligations set forth herein.

10.4 Consents and Approvals. Each Party represents that as to it, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required by that Party or any affiliate thereof in connection with the execution, delivery and performance pursuant to the terms of this Agreement or the activities contemplated hereby.

11.     MISCELLANEOUS

11.1 Data and Information. All data and information acquired and/or developed pursuant to the terms of this Agreement at the expense of Providence shall be the property of Providence. Harding shall maintain the originals of all such data and information as agent for Providence, shall, at all reasonable times, make such data and information available to Providence, and shall provide copies of all such data and information to Providence upon reasonable request; provided, however, that all such data and information, including, without limitation, the possession and use thereof, shall be governed by the terms of this Agreement.

        The Parties each specifically agree that they shall not, at any time, in any fashion, form, or manner, either directly or indirectly, divulge, disclose, or communicate to any person, firm, partnership, association, corporation, or any other business entity, in any manner whatsoever any information of any kind, nature, or description concerning any matters affecting or relating to the AMI acquired pursuant to the terms of this Agreement. All such data of any kind, nature, or description without regard to whether any or all of the foregoing matters is deemed confidential, material, or important, said parties hereto stipulating that as between the Parties, the same are important, material, and confidential, and gravely affect the effective and successful conduct of the business of Parties, and that any breach of the terms of this paragraph is a material breach hereof. Each Party further agrees that any violation or threatened violation of the terms and conditions contained in this paragraph will constitute irreparable damage to the other Party and that the other Party shall have the right, together with any other rights it my have in law or in equity, to enjoin any such violation or threatened violation of the term and conditions contained in this paragraph. The terms of this paragraph shall survive the termination of this Agreement and shall expire as to the Parties with respect to each Drilling Unit only upon the termination of the mutual rights and obligations of the Parties herein as to that specific Drilling Unit as herein provided

11.2 Governing Law. This Agreement and all rights and liabilities of the Parties hereto shall be subject to and governed by the laws of the State of Texas with venue for all maters of law including, without limitation, and interpretation of this Agreement to be in Dallas County, Texas.

11.3 Non-Waiver of Rights Failure of a Party to insist upon strict performance of any of the provisions hereof, or failure or delay in exercising any rights or remedies provided herein or by law, or any purported oral modification or rescission of this Agreement, or any part hereof, by any employee or other authorized representative of said Party shall not release the other Party(ies) from any of its (their) obligations under this Agreement and shall not be deemed as a waiver of any of its rights to insist upon strict performance hereof or of any of such Party(ies) rights or remedies under this Agreement or by law, and shall not operate as a waiver of any of the provisions hereof.

11.4 Proprietary Information Harding has a proprietary interest in this Agreement and the services to be performed pursuant to its terms. Accordingly, this Agreement, the work product(s) hereof, or any information obtained in connection with the performance of this Agreement, shall not be disclosed by Providence in whole or in part to third parties without the prior written consent of Harding. Providence shall require all third parties reviewing this Agreement and any of Harding’s proprietary information (other than investors and other than professional advisors to Providence who are already subject to obligations of confidentiality as a part of their professional obligations to Providence) to execute a Harding-approved non-compete agreement prior to disclosing any such information.

11.5 Responsibility Each Party shall be fully responsible for all acts and omissions of its personnel and its subcontractors (“Subcontractors”), if any, and Subcontractor’s suppliers, if any, and their employees and shall be specifically responsible for sufficient and competent supervision and inspection to assure compliance in every respect with the provisions of this Agreement, including, without limitation, those pertaining to confidentiality.

11.6 Harding Data All data owned by Harding, whether written, printed or otherwise recorded, shall be used by Providence only in the performance of its obligations pursuant to the terms of this Agreement and Providence shall not photograph, record, reference, reproduce or use such materials for any other purpose without the express prior written consent of Harding. All rights, title to and interest in such Harding Data shall remain the exclusive property of Harding and all such material as well as the data and information produced by the Parties during the term of this Agreement shall be surrendered to Harding immediately upon termination of this Agreement or at any time prior thereto upon the request of Harding along with all copies, records and work product derived therefrom.

11.7 Notice. Any notice which may be given by any Party hereof, unless otherwise expressly provided herein, shall be deemed to have been properly given if sent in writing by U.S. certified mail, or the equivalent, return receipt requested, postage prepaid three (3) business days after it is deposited in the U.S. mail, by email, by facsimile or by personal delivery, addressed as follows:

      If to Harding:

Preston Center, Suite C-252

6211 W. Northwest Highway

Dallas, Texas 75265

Attn: R. W. (Rick) Harding

Telephone: 214-361-4292

Fax: 214-750-7351

Email: rharding@hardingcompany.com

      If to Providence:

100 Crescent Court, 7th Floor

Dallas, Texas 75201

Attn: Abram Janz

Telephone: 214-695-5848

Fax:

Email: abrahamjanz@aol.com

11.8 Saving. Should any provision of this Agreement be held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, the legality validity, and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of each such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

11.9 Headings. The headings used in this Agreement are used for administrative purposes only and do not constitute substantive matters to be considered in construing the terms of this Agreement.

11.10 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

        IN WITNESS WHEREOF, this Agreement is executed by the Parties hereto as of the day and year first above written.

Providence Resources, LLC

/s/ Abraham Janz

Abraham Janz

President

Harding Company

/s/ R. W. Harding

R. W. Harding

President